FW 法湾律师

2401, Block A, Xinhao Edu, No. 7018, Caitian Road, Futian District, Shenzhen ,

China Telephone: (0755) 23610361

November 22,2021

To:MC Hologram Inc.

(Referred as the "Company")

Room 302, Building A,
Zhongkenaneng Building,
Yuexing Sixth Road,
Nanshan District,
Shenzhen, P.R.China (518000)

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are qualified lawyers of the People's Republic of China (the "PRC", which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this legal opinion on the laws of the PRC. We have acted as your legal counsel on the laws of the PRC in connection with the business combination, by the Company as set forth in the Company's registration statement on Form S-4, including all amendments or supplements thereto (the "Registration Statement"), filed by the Company with the United States Securities and Exchange Commission (the "SEC") in relation to the listing.

A. Documents and Assumptions

In rendering this opinion, we have carried out due diligence and examined copies of the Registration Statement, and other documents as we have considered necessary or advisable for rendering this opinion, including but not limited to originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the Governmental Agencies (as defined below) (collectively, the "Documents"). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by relevant Governmental Agencies or appropriate representatives of the Company or the PRC Companies. In giving this opinion, we have made the following assumptions (the "Assumptions"):

(1) all signatures, seals, and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(2) each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party, and, if a legal person or other entity, following the laws of its jurisdiction of organization and/or the laws that it is subject to;

(3) the Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended, or supplemented, and no amendments, revisions, supplements, modifications, or other changes have been made, and no revocation or termination has occurred, concerning any of the Documents after they were submitted to us for this opinion;

(4) the laws of jurisdictions other than the PRC which may apply to the execution, delivery, performance, or enforcement of the Documents are complied with;

(5) all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion, including but not limited to the statements outlined in the Documents, are true, correct, and complete;

(6) all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true, and correct;

(7) each of the Documents is legal, valid, binding, and enforceable following their respective

governing laws, other than PRC Laws (as defined below), in any respects;

(8) all consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Documents have been obtained or made, and are in full force and effect as of the date thereof; and

(9) all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy, and completeness as to factual matters of each Document we have reviewed.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

Governmental Agency	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.
Governmental Authorization	means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from, or with any Governmental Agency under any PRC Laws.
M&A Rules	means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (关于外国投资者并购境内企业的规定), which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the

	State Administration for Industry and Commerce, the China Securities Regulatory Commission (the "CSRC") and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.
CSRC	means the China Securities Regulatory Commission.
PRC Authorities	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.
PRC Companies	means, collectively, the PRC-incorporated companies as set out in Schedule I attached hereto.
PRC Laws	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court's judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

C. Opinions

Based on the foregoing and the qualifications, assumptions and limitations stated herein, we are of the opinions that on the date hereof:

（1）The M&A Rules, among other things, purport to require CSRC approval prior to the listing and trading on an overseas stock exchange of the securities of an offshore special purpose vehicle established or controlled directly or indirectly by PRC companies or individuals and formed for the purpose of overseas listing through the acquisition of PRC domestic interests held by such PRC companies or individuals. The CSRC has not issued any definitive rules or interpretations concerning whether listing such as the listing are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the explicit provisions under PRC Laws, the CSRC' s approval is not required for the listing. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinions stated herein.

Based on our understanding of the current PRC Laws, the company’ s ownership structure comply with PRC law, does not and will not violate applicable PRC Laws currently in effect and the company had completed the filing procedures of the administration for market regulation regarding all equity changes involved in this transaction.However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws, rules and regulations, and there can be no assurance that the PRC Authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

(2) Based on our understanding of the PRC Law, none of the company's holographic solutions and holographic technology services are on the Special Administrative Measures for foreign investment access (negative list) (2020 Edition) promulgated by the MOFCOM and NDRC.Based on our understanding of the "Catalogue of Industries Encouraging Foreign Investment (2020 Edition)" issued by the Development and Reform Commission of the PRC and the Ministry of Commerce, and our analysis of the MC business, we believe that the MC business falls within the scope of this catalog and its operations encompass encouraged activities by the MOFCOM and NDRC.

D. Qualifications

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1) Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2) PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended, or revoked in the future with or without retrospective effect.

(3) Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer,

reorganization, moratorium, or similar laws in the PRC affecting creditors' rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors' rights.

(4) Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion concerning the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5) This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation, and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect, and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations (including the M&A Rules), and their application to and effect on the legality, binding effect are subject to the discretion of the competent Governmental Agency.

(6) As used in this opinion, the expression "to the best of our knowledge after due inquiry" or similar language regarding matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company and the PRC Companies in connection with the business combination and the transactions contemplated thereby. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates, representations, and confirmations of responsible officers and employees of the Company, the PRC Companies, and Governmental Agencies.

(7) This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated therein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention and that may alter, affect or

modify the opinion expressed herein.

This opinion is delivered solely for and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

This opinion is intended to be used in the context which is specifically referred to herein and each section should be looked at as a whole and no part should be extracted and referred to independently. It is delivered in our capacity as the Company' s PRC legal counsel solely for the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent. We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Guangdong Fawan

Guangdong Fawan Law Firm

Schedule I

List of PRC Companies

1. Beijing Xihuiyun Technology Co., Ltd.
2. Shanghai Mengyun Holographic Technology Co.,Ltd.
3. Shenzhen Mengyun Holographic Technology Co.,Ltd.
4. Shenzhen Qianhai Youshi Technology Co., Ltd.
5. Shenzhen Tianyuemeng Technology Co., Ltd.
6. Mcloudvr Software Network Technology HK Co., Limited
7. Horgos Weiyi Software Technology Co., Ltd.
8. Shenzhen BroadVision Technology Co., Ltd
9. Horgos Youshi Network Technology Co., Ltd.
10. Shenzhen Yijia Network Technology Co., Ltd.
11. Kashgar Youshi Information Technology Co., Ltd.
12. Horgos Tianyuemeng Technology Co., Ltd.
13. Horgos BroadVision Technology Co., Ltd.
14. Broadvision Intelligence (Hong Kong), Ltd.